                                                                    EXHIBIT 99.2


(AASTROM LOGO)


FOR IMMEDIATE RELEASE

CONTACTS:  Kris M. Maly or Becky Anderson
           Investor Relations Department
           Aastrom Biosciences, Inc.
           Phone:  (734) 930-5777

                          AASTROM BIOSCIENCES RECEIVES
                         NASDAQ LETTER OF NON-COMPLIANCE

     - COMPANY'S APPEAL WILL SECURE NASDAQ LISTING THROUGH HEARING PROCESS -

ANN ARBOR, MICHIGAN, MAY 30, 2003 - As expected and required by current rules, Aastrom Biosciences, Inc. (NasdaqSC: ASTM) has now received notification from Nasdaq of non-compliance with the $1 minimum bid price requirement. The notice was given on May 28, 2003. Aastrom will file an appeal of this Staff Determination to the Nasdaq Listing Qualification Panel by June 4th and, as previously announced, has developed a multiple-option plan of action that could enable the Company to meet the minimum bid requirement. During the appeal process, and until such time as the Nasdaq Panel issues a final decision, Aastrom will continue to trade under the symbol `ASTM' on the Nasdaq. The $1 minimum bid price requirement for continued listing is set forth in Nasdaq Marketplace Rule 4310(c)(4).

 "Aastrom has been prudently managing its cash position. We are making great strides in product development and in the marketing of those products. We were able to report revenues on European product sales in the second and third quarters, and anticipate additional revenues going forward. In addition, we have been successful in raising $3.7 million of cash from the sale of stock since last quarter. This brings our cash on hand today to approximately $7.4 million," said Alan M. Wright, Chief Financial Officer and Senior Vice President Administrative and Financial Operations of Aastrom. "Management believes that Aastrom is a company with tremendous potential, demonstrated by these achievements and its longevity in the life sciences industry. It is our intention to protect these achievements, and the loyalty of our shareholders, by maintaining our listing as a Nasdaq company."

Aastrom, although in receipt of this letter, still trades on the Nasdaq SmallCap exchange, and will continue to do so until Nasdaq has held a hearing, and issues its response to Aastrom's proposal and request for extension. Part of Aastrom's presentation to the Nasdaq Listing Qualification Panel will be the Company's plan for continued Nasdaq listing.

Aastrom views its options as one or more of the following, with the final selection to be made based on the facts and the circumstances at the time of the hearing:

         - Request an extension of time allowing management to execute business transactions, such as capital formation or a strategic alliance, that could result in the market lifting the stock price above the required minimum.

         - Request an extension until such time that Aastrom could seek the approval of its shareholders to perform a reverse split, to raise the price of its stock well above the one dollar minimum requirement.

         - Request an extension until such time as the Securities and Exchange Commission (SEC) acts on the pending request by Nasdaq to permit further extensions for compliance with bid price rules that if approved as proposed, could extend the minimum bid price deadline up to 270 days for Aastrom, as long as the Company satisfies other continued listing criteria.

                                     -more-

                                                           Aastrom-Nasdaq Letter
                                                                    May 30, 2003
                                                                          Page 2



         - Request to be moved to the OTC Bulletin Board where Aastrom stock could continue to trade without having to comply with the $1 minimum bid listing requirement. Additionally, Nasdaq's planned electronic bulletin board, the BBX, when operational, could provide companies that meet other core requirements, like Aastrom, an alternative Nasdaq listing option.

There can be no assurances that the Nasdaq Panel will accept the Company's proposal regarding continued listing, or that the Company could comply with any conditions established by the Nasdaq Panel. Furthermore, the Company is currently pursuing additional sources of funding. If the Company cannot obtain additional funding prior to or during the first quarter of the fiscal year beginning July 2003, it will likely make substantial reductions in the scope and size of its operations, and may curtail activities, in order to conserve cash until such funding is obtained.

Management expects the Nasdaq Listing Qualification Panel hearing to be scheduled within approximately 30 to 45 days. After the hearing, it may take several weeks to receive the decision of the Nasdaq Panel, during which time Aastrom will continue to be traded on the Nasdaq SmallCap exchange.

ABOUT AASTROM BIOSCIENCES, INC.

Aastrom Biosciences, Inc. (NasdaqSC: ASTM) is a late-stage development company focused on human cell-based therapies. The AastromReplicell(TM) System - a patented, integrated system of instrumentation and single-use consumable kits for the production of patient-specific cells - is the Company's core technology for its Prescription Cell Products (PCP) business and its Cell Production Products (CPP) business. The principal focus of the PCP business is the repair or regeneration of tissue intended for large markets such as bone grafting and severe osteoporosis. The CPP business markets the AastromReplicell(TM) System to researchers and companies for their production of cells for clinical trials. These two businesses are intended to enable Aastrom to generate multiple paths to revenue. The initial commercial phase of the CPP business for dendritic cell production products is underway in Europe and the United States. For more information, visit Aastrom's website at www.aastrom.com.

THIS DOCUMENT CONTAINS FORWARD-LOOKING STATEMENTS, INCLUDING WITHOUT LIMITATION, STATEMENTS CONCERNING POTENTIAL ACTIONS BY NASDAQ AND THE SEC, EUROPEAN PRODUCT SALES, CAPITAL RAISING ACTIVITIES AND CONSEQUENCES, PRODUCT DEVELOPMENT OBJECTIVES, POTENTIAL PRODUCT APPLICATIONS, AND POTENTIAL ADVANTAGES OF THE AASTROMREPLICELL(TM) SYSTEM, WHICH INVOLVE CERTAIN RISKS AND UNCERTAINTIES. THE FORWARD-LOOKING STATEMENTS ARE ALSO IDENTIFIED THROUGH USE OF THE WORDS "EXPECT," "MAY," "PLAN," "COULD," "BELIEVES," "ANTICIPATE," "INTENTION," "INTENDED," "POTENTIAL," "CAN," AND OTHER WORDS OF SIMILAR MEANING. ACTUAL RESULTS MAY DIFFER SIGNIFICANTLY FROM THE EXPECTATIONS CONTAINED IN THE FORWARD-LOOKING STATEMENTS. AMONG THE FACTORS THAT MAY RESULT IN DIFFERENCES ARE THE TIMING AND SUBSTANCE OF DECISIONS MADE BY NASDAQ AND THE SEC, THE RESULTS OF PRODUCT MARKETING ACTIVITIES CONDUCTED BY THIRD PARTIES, ACTIONS TAKEN BY MARKETING PARTNERS AND COMPETITORS, MARKET PRICES FOR THE COMPANY'S STOCK, THE AVAILABILITY OF RESOURCES AND THE ALLOCATION OF RESOURCES AMONG DIFFERENT POTENTIAL USES. THESE AND OTHER SIGNIFICANT FACTORS ARE DISCUSSED IN GREATER DETAIL IN AASTROM'S ANNUAL REPORT ON FORM 10-K AND OTHER FILINGS WITH THE SECURITIES AND EXCHANGE COMMISSION.

                                       ###